EXHIBIT  99

For Immediate Release                            Contact:     John T. O'Neill
April 16, 1998                                                   401-727-5600
                                                          Renita E. O'Connell
                                                                 401-727-5401




      HASBRO FIRST QUARTER 1998 RESULTS IN LINE WITH PRE-ANNOUNCEMENT



	Pawtucket, RI (April 16, 1998) -- Hasbro, Inc. (HAS:ASE) today reported first quarter results consistent with its March 24, 1998 announcement regarding the impact of recent changes in inventory flow policies at Toys `R Us, a key customer.

	Net revenues decreased approximately 11% in local currencies, primarily due to the changes at Toys `R Us. In addition, the adverse impact of the stronger U.S. dollar reduced revenues by approximately $10 million, or almost 2%. Reported revenues were $482.8 million, or 13.1% below the $555.8 million reported last year. Net earnings and diluted earnings per share were $7.8 million and $0.06, respectively, compared to $25.7 million and $0.20, respectively, in the first quarter of 1997.

	"Across the board, our product lines performed as expected," said Alan
G. Hassenfeld, Chairman and Chief Executive Officer. "Last year, our first quarter results were boosted by the theatrical re-release of the Star Wars Trilogy(TM) and anticipation of the release of The Lost World: Jurassic Park(TM). We expected a difficult comparison this year, and this has been compounded by the significant reduction in inventories and increased seasonality of purchasing patterns at Toys `R Us," Hassenfeld explained.

	Hassenfeld continued, "Partly offsetting the anticipated decline in Star Wars(R) and Jurassic Park(R) were increased sales by Hasbro Interactive(TM), Beast Wars(R)/Transformers(R) and the Super Soaker(R) line of water toys. Revenues from Barney(TM) also increased in anticipation of the full-screen movie release on April 3, which has been well-received. Internationally, growth occurred in Latin America and certain European markets, notably Italy and Spain. Our lower earnings in the quarter reflected the disproportionate impact that a decrease in revenues has in a seasonally low-revenue quarter, as fixed costs continue to be incurred," Hassenfeld added.

	Two significant achievements so far this year provide a platform for future earnings growth: first, the acquisition of Tiger Electronics in early April and second, the completion of the groundwork to implement the Global Integration and Profit Enhancement Program. The Company is on track to realize the anticipated savings from this Program in 1998 and future years.

	"Looking ahead, we expect difficult earnings comparisons to continue in the second quarter, in part due to the ongoing inventory reduction at Toys `R Us," Alan Hassenfeld said. "Then, in the increasingly important second half, we will build sales and earnings momentum, not only from cost savings but also from Teletubbies(TM) - which debuted on April 6 on PBS to great acclaim, the summer movie release of DreamWorks' `Small Soldiers'(TM), the fall release of our new CD-ROM version of the recently acquired Atari(R) classic - Centipede(R), and new products from Tiger Electronics. We continue working hard to deliver our plan for this year, and expect to achieve double-digit growth in earnings per share," Hassenfeld concluded.



Certain statements contained in this release contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions and currency fluctuations in the various markets in which the Company operates throughout the world; the continuing trend of increased concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; third party actions or approvals that could delay, modify or increase the cost of implementation of, the Company's Global Integration and Profit Enhancement program; and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

                                # # #
                          (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                                         Quarter Ended
                                                   -------------------------
                                                   Mar. 29,         Mar. 30,
                                                    1998              1997
                                                   --------         --------
Net Revenues                                       $482,820         $555,784
Cost of Sales                                       204,312          235,371
                                                   --------         --------
Gross Profit                                        278,508          320,413
Amortization                                         14,143           10,032
Royalties, Research and Development                  67,336           63,892
Advertising                                          55,757           71,302
Selling, Distribution and Administration            135,249          134,781
                                                   --------         --------
Operating Profit                                      6,023           40,406
Interest Expense                                      2,312            4,430
Other (Income), Net                                  (8,097)          (4,171)
                                                   --------         --------
Earnings Before Income Taxes                         11,808           40,147
Income Taxes                                          4,015           14,453
                                                   --------         --------
Net Earnings                                       $  7,793         $ 25,694
                                                   ========         ========

Per Common Share
  Net Earnings
    Basic                                          $    .06         $    .20
                                                   ========         ========
    Diluted                                        $    .06         $    .20
                                                   ========         ========

  Cash Dividends Declared                          $    .08         $    .08
                                                   ========         ========

Weighted Average Number
 of Shares
  Basic                                             133,110          128,599
                                                   ========         ========
  Diluted                                           138,209          138,709
                                                   ========         ========




                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Mar. 29,        Mar. 30,
                                                      1998            1997
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  430,601      $  289,546
  Accounts Receivable, Net                           362,328         517,022
  Inventories                                        269,097         268,945
  Other                                              205,209         180,395
                                                   ---------       ---------
  Total Current Assets                             1,267,235       1,255,908
  Property, Plant and Equipment, Net                 271,607         299,626
  Other Assets                                     1,053,124         894,354
                                                   ---------       ---------
  Total Assets                                    $2,591,966      $2,449,888
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  112,465      $   69,543
  Payables and Accrued Liablities                    617,015         528,308
                                                   ---------       ---------
  Total Current Liabilities                          729,480         597,851
  Long-term Debt                                           -         149,208
  Deferred Liabilities                                59,771          68,937
                                                   ---------       ---------
  Total Liabilities                                  789,251         815,996
  Total Shareholders' Equity                       1,802,715       1,633,892
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,591,966      $2,449,888
                                                   =========       =========